027 California Tax Exempt Income Fund Attachment
03/31/05 Semi

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


54A

For the period ended March 31, 2005, Putnam Management has assumed $14,601 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.



72DD1 (000s omitted)

Class A		50,118
Class B	 	 4,596
Class C		   475

72DD2 (000s omitted)

Class M		   147

73A1

Class A		0.2012
Class B		0.1737
Class C		0.1677

73A2
Class M 	0.1881

74U1 (000s omitted)

Class A		249,506
Class B		 24,432
Class C		  2,837

74U2 (000s omitted)

Class M		    758

74V1

Class A		8.37
Class B		8.36
Class C		8.40

74V2

Class M		8.35